                                                                    EXHIBIT 99.1

                         WORLD GOLD TRUST SERVICES, LLC

                       CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE

This Code of Business Conduct and Ethics of World Gold Trust Services, LLC,
which we refer to as the "Code," contains the specific policies adopted by written consent of the World Gold Council, our sole member ("WGC") , that relates to the legal and ethical standards of business conduct of officers, employees and agents of our company. For this purpose, the term "Company" shall also include any subsidiary of our company.

The purpose of this Code is to provide a general statement regarding our
Company's expectations as to the legal and ethical nature of business conduct of its officers, employees and agents while acting on our behalf and to provide for the administration of this Code.

Moreover, this Code has been designed to be generally effective in preventing and detecting criminal conduct.

POLICY

A.   STANDARDS OF BUSINESS CONDUCT AND ETHICS

This Code sets forth specific policies governing the manner in which business should be conducted by our Company and by all of our officers, employees and agents and of our affiliates. These policies were developed and are intended to be applied in good faith with reasonable business judgment to enable our Company to achieve its operating and financial goals within the framework of applicable laws and ethical conduct.

It is the personal responsibility of each officer, employee and agent of our
Company to adhere to the standards and restrictions, whether imposed by law or this Code, applicable to his or her assigned duties and responsibilities and to conduct himself or herself accordingly. Such standards and restrictions require each officer, employee and agent to avoid any activities which would involve us in any practice which is not in compliance with applicable laws or this Code.
Any officer, employee or agent who does not adhere to such standards and restrictions is acting outside the scope of his or her employment or agency.

It is our Company's policy to observe and comply with all laws applicable to it or the conduct of its business wherever located. In some situations the applicable laws of one jurisdiction may conflict with the applicable laws of another jurisdiction. In such cases the Company will endeavor to resolve such conflict following the guidance of its legal counsel.

Beyond legal compliance, all of our officers, employees and agents are expected to observe high standards of business and personal ethics in the execution of their assigned

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duties and responsibilities. This requires the practice of honesty and integrity in every aspect of dealing with other employees, the public, the business community, shareholders, customers, suppliers and governmental and regulatory authorities.

Our policy prohibits unlawful discrimination against employees, shareholders, officers, customers or suppliers on account of race, color, age, sex, religion or national origin. All persons will be treated with dignity and respect and they will not be unreasonably interfered with in the conduct of their duties and responsibilities.

No employee should be misguided by any sense of loyalty to our Company or a desire for profitability that might cause him or her to disobey any applicable law or Company policy. Violation of Company policy will constitute grounds for disciplinary action, including, when appropriate, termination of employment.

Company policy prohibits our officers, employees and agents from entering into certain transactions described in this Code. If such a transaction occurs, the
Company and its officers and employees directly involved may be subject to fines, imprisonment and civil litigation. The following ethical business practices have been adopted by our Company:

1.   COMMERCIAL BRIBERY

     Company policy prohibits payment of any form of commercial bribes, kickbacks and other similar payoffs and benefits to any suppliers or customers.

2.   ACCOUNTING CONTROLS, PROCEDURES & RECORDS

     Applicable laws and Company policy require the Company to maintain books and records that accurately and fairly reflect its transactions and the dispositions of its assets. False and misleading entries in our books and records are strictly prohibited.

3.   USE AND DISCLOSURE OF INSIDE INFORMATION

     Company policy prohibits disclosure of material inside information to anyone other than persons within the Company whose positions require them to know such information. For this purpose, "inside information" is information that has not been made available to the public (for example, information that was not subject of a Company press release or other disclosure document). "Material" information is any information relating to our Company's business and affairs or any subsidiary of our Company, or any information about the streetTRACKS(R) Gold Trust ("Trust"), about which there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy or sell Shares of the Trust.
     Examples of material inside information include, but are not limited to, financial forecasts, possible award of significant contracts, possible reorganizations of the Company or changes to the Trust's structure.

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4.   CONFIDENTIAL OR PROPRIETARY INFORMATION

     Our policy prohibits employees from disclosing confidential or proprietary information outside the Company, either during or after employment, without
     Company authorization to do so.

5.   CONFLICTS OF INTEREST

     Our policy prohibits conflicts between the interests of our employees and the Company. A "conflict of interest" occurs when a person's personal interests interfere or may interfere in any manner, or appear to interfere, with the best interests of our Company.

6.   FRAUD AND SIMILAR IRREGULARITIES

     Company policy strictly prohibits fraud and similar irregularities. Section
     B.9. below sets forth the procedures to be followed concerning the investigation of suspected fraud.

IF YOU HAVE ANY QUESTIONS CONCERNING THESE PRINCIPLES OR ANY ETHICAL OR LEGAL
ISSUE, THE FIRST STEP IS TO CONSULT WITH YOUR SUPERVISOR OR A HIGHER LEVEL
MANAGER. IF YOU NEED ADDITIONAL ASSISTANCE, OR IF YOU ARE UNCOMFORTABLE TALKING
TO YOUR SUPERVISOR OR A MANAGER, YOU MAY WISH TO RAISE THE ISSUE WITH OUR
COMPANY'S CHIEF FINANCIAL OFFICER ("CHIEF FINANCIAL OFFICER") OR OUTSIDE
COUNSEL.

B.   ADMINISTRATION OF CODE OF BUSINESS CONDUCT AND ETHICS

This Code will be administered as follows:

1.   ALLOCATIONS OF RESPONSIBILITY

     This Code will be administered by the Chief Financial Officer or by a committee appointed by the Chief Financial Officer for such purpose. For the purpose of Section B of this Code, this committee of the Company shall be referred to the "Committee".

     The Chief Financial Officer or the Committee will establish such procedures as it will deem necessary or desirable in order to execute such responsibilities. Such procedures will provide for obtaining advice of legal counsel where appropriate. In executing such responsibilities, the
     Chief Financial Officer or the Committee may delegate authority to the
     Chief Financial Officer or other committees, officers and other employees and may engage such agents and advisors as it will deem necessary or desirable.

2.   SCOPE OF THIS CODE

     The Chief Financial Officer or the Committee will, periodically, in light of the experience of the Company, review this Code, and when necessary or desirable,

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     make recommendations to the WGC to ensure: (i) the Company's continued
     conformance to applicable law; (ii) that it meets or exceeds industry standards; and (iii) that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

3.   DELEGATION OF SUBSTANTIAL DISCRETIONARY AUTHORITY

     No employee of our Company will delegate substantial discretionary authority to any individual who such employee knows, or through the exercise of due diligence should know, has a propensity to engage in illegal activities.

     a.   For this purpose, persons with "substantial discretionary authority"
          include: (i) individuals who have substantial control over the Company or who have a substantial role in policy-making within the Company;
          (ii) individuals who exercise substantial supervisory authority, such as a sales manager; and (iii) any other individuals who, although not a part of our Company's management, exercise substantial discretion when acting within the scope of their authority (for example, an individual with authority to negotiate or set price levels or an individual authorized to negotiate or approve significant contracts).

     b.   The Chief Financial Officer or the Committee, in administering this
          Code, will consider, adopt and promulgate guidelines regarding procedures to ascertain a "propensity to engage in illegal activities."

4.   COMMUNICATION OF POLICIES

     To ensure the continued dissemination and communication of this Code, the
     Chief Financial Officer or the Committee will take, or cause to be taken, reasonable steps to communicate effectively the standards and procedures included in this Code to officers, employees and agents of the Company.

5.   MONITORING AND AUDITING

     The Chief Financial Officer or the Committee will take reasonable steps to monitor and audit compliance with the Code of Business Conduct, including the establishment of monitoring and auditing systems that are reasonably designed to detect conduct in violation of this Code by officers, employees and agents of the Company.

     To the extent so directed by the Chief Financial Officer or the Committee, the information developed by our independent accountants in performing their engagement by the Company and by its internal auditors in the performance of their assigned responsibilities will be made available to the CHIEF Financial Officer or the Committee in its capacity as administrator of this Code as a means of monitoring and auditing compliance with this Code.

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6.   REPORTS

     If a Committee has been appointed, the Committee will report to the Chief
     Financial Officer, at least once each year, regarding the general effectiveness of this Code. In any case, the Chief Financial Officer will report to the WCG, at least once each year, regarding the general effectiveness of this Code.

7.   REPORTING SYSTEM

     The Chief Financial Officer or the Committee will establish a reporting system that will allow violations of this Code to be reported and acted upon by officers or other employees of the Company with sufficient authority to deal objectively with the reported matters. The existence and nature of the reporting system will be communicated to all officers, employees and, to the extent appropriate, to agents of the Company.

     It will be a violation of this Code to intimidate or impose any form of retribution on any officer, employee or agent who utilizes such reporting system in good faith to report suspected violations of applicable laws, rules or regulations, of this Code or other Company policies (except that appropriate action may be taken against such officer, employee or agent if such individual is one of the wrongdoers). Every reported allegation of illegal or unethical behavior will be thoroughly and promptly investigated.

8.   WAIVERS OF THIS CODE

     Any waiver of this Code for executive officers may only be made with the approval of the WGC and must be promptly disclosed to the public.

     Any waiver of this Code for non-executive officers and other employees may only be made with the approval of our Company's Chief Financial Officer or the Committee.

9.   INVESTIGATION OF VIOLATIONS

     If, through operation of the Company's compliance monitoring and auditing systems or its violation reporting systems or otherwise, the Company receives information regarding an alleged violation of this Code or applicable laws, the person or persons authorized by the Chief Financial
     Officer or the Committee to investigate alleged violations of this Code will, as appropriate, in accordance with procedures established by the
     Chief Financial Officer or the Committee:

     a.   evaluate such information as to gravity and credibility;

     b.   initiate an informal inquiry or a formal investigation with respect thereto;

     c.   prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

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     d.   make the results of such inquiry or investigation available to our
          Chief Financial Officer or the Committee for action (including disciplinary action by the Chief Financial Officer or the Committee);
          and

     e.   recommend changes in this Code to the extent necessary or desirable to prevent further similar violations. We may disclose the results of investigations to law enforcement agencies.

10.  DISCIPLINARY MEASURES

     We will consistently enforce our Code of Business Conduct and Ethics through appropriate means of discipline. Pursuant to procedures adopted by it, the Chief Financial Officer or the Committee will determine whether violations of this Code have occurred and, if so, will determine the disciplinary measures to be taken against any officer, employee or agent of the Company who has so violated this Code.

     The disciplinary measures, which may be invoked at the discretion of the
     Chief Financial Officer or the Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

     Persons subject to disciplinary measures will include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against officers, employees or agents for reporting violations or violators.

10.  DOCUMENTATION

     Subject to the applicable document retention program, the Company will document its compliance efforts and results to evidence its commitment to comply with the standards and procedures set forth above in this Code.

Date approved by the WGC, as sole member of the Company

November  , 2004

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